Exhibit 5.1

June 16, 2009

Nataliya Hearn, PhD.
President, CEO and Director
Element 21 Golf Company
200 Queens Quay East, Unit #1
Toronto, Ontario
Canada MKA 4K9

Ladies and Gentlemen,

I am hereby tendering my resignation from the Board of Directors of Element 21 Golf Company, effective immediately.

I do not feel I have the sufficient time to devote to my responsibilities as a director and, at the same time, pursue my current responsibilities.

I have enjoyed my association with Element 21 Golf Company, and sincerely wish the Company the best of luck in all future endeavors.

Kind regards,

/s/Benton H. Wilcoxon

Benton H. Wilcoxon